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                          SECURITIES PURCHASE AGREEMENT

                                      among

                           NETSOL INTERNATIONAL, INC.

                                       and

                         THE INVESTORS SIGNATORY HERETO


                           Dated as of January 8, 2001




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         SECURITIES PURCHASE AGREEMENT together with any schedules and exhibits attached hereto (this "AGREEMENT"), dated as of January 8, 2001, among NetSol International, Inc., a Nevada corporation (the "COMPANY"), and the investors signatory hereto (each such investor is a "PURCHASER" and all such investors are, collectively, the "PURCHASERS").

         WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchasers and the Purchasers, severally and not jointly, desire to purchase from the Company, shares of the Company's common stock, $.001 par value per share (the "COMMON STOCK"), and certain other securities of the Company as more fully described in this Agreement.

         NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

         1.1.     CLOSING; SETTLEMENT DATES.

         Subject to the terms and conditions set forth in this Agreement, the Company shall issue and sell to the Purchasers and the Purchasers shall severally purchase shares of Common Stock ("SHARES") and warrants to purchase Shares ("WARRANTS") for an aggregate purchase price of $2,000,000 (the "PURCHASE PRICE"). The purchase and sale of the Shares and Warrants hereunder shall be closed (the "CLOSING") at the offices of Robinson Silverman Pearce Aronsohn & Berman LLP ("ROBINSON SILVERMAN"), 1290 Avenue of the Americas, New York, New York 10104, on the execution date of this Agreement. The Closing shall take place on the two dates described in Sections 1.1(i) and 1.1(iii) below.

(i) THE FIRST CLOSING DATE. On the date of execution of this Agreement (the "FIRST CLOSING DATE"), the parties shall deliver or shall cause to be delivered the following: (A) the Company shall deliver to each
         Purchaser: (1) a stock certificate of the Company, registered in the name of such Purchaser, representing a number of Shares equal to the quotient obtained by dividing (x) 50% of the portion of the Purchase Price indicated below such Purchaser's signature to this Agreement by (y) the First Closing Date Per Share Purchase Price (as defined below), (2) a Warrant, in the form of EXHIBIT C, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire upon the terms thereof at an exercise price per share equal to 125% of the First Closing Date Per Share Purchase Price, a number of shares of Common Stock equal to the quotient obtained by dividing (x) 30% of the Purchase Price to be paid by such Purchaser on the First Closing Date pursuant to clause (B) below in this paragraph and (y) the First Closing Date Per Share Purchase Price; (3) an executed Registration Rights Agreement, dated the date of this Agreement, among the Company and the Purchasers, in the form of EXHIBIT A (the

         "REGISTRATION RIGHTS AGREEMENT"), (4) Transfer Agent Instructions, in the form of EXHIBIT B, executed by the Company and delivered to and acknowledged in writing by the Company's transfer agent (the "TRANSFER AGENT INSTRUCTIONS"), (5) the legal opinion of Riordan & McKinzie, outside counsel to the Company, in agreed form, and (6) an executed copy of this Agreement; and (B) each Purchaser shall deliver to the Company: (1) 50% of the portion of the Purchase Price set forth under such Purchaser's signature to this Agreement (less the monies set forth in Section 4.1) in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Company for such purpose, (2) an executed Registration Rights Agreement and (3) an executed copy of this Agreement. The parties acknowledge and agree that the Purchase Price paid by such Purchaser on the First Closing Date in accordance with Section 1.1(i) (including as paid for purposes of this Section, all monies deducted from the amount paid as set forth in Section 4.1) will be deemed to be consideration paid for the Shares to be issued to such Purchaser pursuant to Section 1.1(i)(A)(1) and the Shares, if any, to be issued to such Purchaser pursuant to Section 1.1(ii)(A).

(ii) THE FIRST SETTLEMENT DATE. On the twelfth Trading Day following the First Closing Date (including the First Closing Date) (the "FIRST SETTLEMENT DATE"), the Company shall deliver to each Purchaser: (A) a stock certificate of the Company, registered in the name of such Purchaser, representing a number of Shares equal to the amount obtained by subtracting (x) the quotient obtained by dividing the Purchase Price paid by such Purchaser on the First Closing Date in accordance with Section 1.1(i) by the First Closing Date Per Share Purchase Price (including as paid for purposes of this Section, all monies deducted from the amount paid as set forth in Section 4.1), from (y) the quotient obtained by dividing the Purchase Price paid by such Purchaser on the First Closing Date in accordance with
         Section 1.1(i) (including as paid for purposes of this Section, all monies deducted from the amount paid as set forth in Section 4.1) by the First Settlement Date Per Share Purchase Price (if the difference obtained by subtracting the quotient of item (ii)(A)(x)of this paragraph from the product of item (ii)(A)(y)of this paragraph is a negative number, then the parties agree that such Purchaser shall not be obligated to return Shares to the Company), (B) a Warrant, in the form of EXHIBIT C, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire upon the terms thereof at an exercise price per share equal to 125% of the First Settlement Date Per Share Purchase Price, a number of shares of Common Stock equal to the amount obtained by subtracting (x) the quotient obtained by dividing 30% of the Purchase Price paid by such Purchaser on the First Closing Date in accordance with Section 1.1(i) by the First Closing Date Per Share Purchase Price, from (y) the quotient obtained by dividing 30% of the Purchase Price paid by such Purchaser on the First Closing Date in accordance with Section 1.1(i) (including as paid for purposes of this Section, all monies deducted from the amount paid as set forth in Section 4.1) by the First Settlement Date Per Share Purchase Price (if the difference obtained by subtracting the quotient of item (ii)(B)(x) of this paragraph from the quotient of item
         (ii)(B)(y) of this paragraph is a negative number, then the parties agree that such Purchaser shall not be obligated to return the Warrant issued to it on the First Closing Date for re-issuance in a lower amount).

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(iii)    THE SECOND CLOSING DATE. On the 30th Trading Day following (and including) the First Closing Date, or such earlier date as may be indicated in writing by Deephaven (the "SECOND CLOSING DATE"): (A) the Company will deliver to each Purchaser: (1) a stock certificate of the Company, registered in the name of such Purchaser, representing a number of Shares equal to the quotient obtained by dividing (x) 50% of the portion of the Purchase Price indicated below such Purchaser's signature to this Agreement by (y) the Second Closing Date Per Share Purchase Price (as defined below), (2) a Warrant, in the form of EXHIBIT C, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire upon the terms thereof at an exercise price per share equal to 125% of the Second Closing Date Per Share Purchase Price, a number of shares of Common Stock equal to the quotient obtained by dividing (x) 30% of the Purchase Price to be paid by such Purchaser on the Second Closing Date pursuant to clause (B) below in this paragraph by (y) the Second Closing Date Per Share Purchase Price, and (B) each Purchaser shall deliver 50% of the portion of the Purchase Price set forth under such Purchaser's signature to this Agreement in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Company for such purpose. The parties acknowledge and agree that the Purchase Price paid by such Purchaser on the Second Closing Date in accordance with Section 1.1(iii) will be deemed to be consideration paid for the Shares to be issued to such Purchaser pursuant to
         Section 1.1(iii)(A)(1) and the Shares, if any, that may be issued to such Purchaser pursuant to Section 1.1(iv)(A). Notwithstanding anything to the contrary contained herein, a Purchaser shall not be obligated to acquire Shares or Warrants on the Second Closing Date or Second Settlement Date (as defined below) if there shall have occurred and be continuing an Event Under Section 3.17(a)(b). However, the obligations of the Company under the Transaction Documents shall not be affected by such non-acquisition.

(iv) THE SECOND SETTLEMENT DATE. On the twelfth Trading Day following the Second Closing Date (including the Second Closing Date) (the "SECOND SETTLEMENT DATE"), the Company shall deliver to each Purchaser: (A) a stock certificate of the Company, registered in the name of such Purchaser, representing a number of Shares equal to the amount obtained by subtracting (x) the quotient obtained by dividing the Purchase Price paid by such Purchaser on the Second Closing Date in accordance with Section 1.1(iii) by the Second Closing Date Per Share Purchase Price, from (y) the quotient obtained by dividing the Purchase Price paid by such Purchaser on the Second Closing Date in accordance with Section 1.1(iii) by the Second Settlement Date Per Share Purchase Price (if the difference obtained by subtracting the quotient of item (iv)(A)(x)of this paragraph from the product of item (iv)(A)(y)of this paragraph is a negative number, then the parties agree that such Purchaser shall not be obligated to return Shares to the Company), (B) a Warrant, in the form of EXHIBIT C, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire upon the terms thereof at an exercise price per share equal to 125% of the Second Settlement Date Per Share Purchase Price, a number of shares of Common Stock equal to the amount obtained by subtracting (x) the quotient obtained by dividing 30% of the Purchase Price paid by such Purchaser on the Second Closing Date in accordance with Section 1.1(iii) by the Second Closing Date Per Share Purchase Price, from
         (y) the quotient obtained by dividing 30% of the Purchase Price paid by such Purchaser on the Second Closing Date in accordance with Section 1.1(iii) by the Second Settlement Date Per Share Purchase Price (if the difference obtained by subtracting the quotient of item (iv)(B)(x) of this paragraph from the quotient of item (iv)(B)(y) of this paragraph is a negative number, then the parties agree that such Purchaser shall not be obligated to return the Warrant issued to it on the Second Closing Date for re-issuance in a lower amount).

         1.2. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.2.

              (a)    "BID PRICE" means on any particular date (a) the closing
                   bid price per share of the Common Stock on such date on the NASDAQ (as reported at approximately 4:15 p.m. (New York City time) on such date for regular session trading) or on any Subsequent Market (as defined herein) on which the Common Stock is then listed or quoted, as reported by Bloomberg Information Services, Inc. (or any successor entity succeeding to its function of reporting prices), or if there is no such price on such date, then the closing bid price on the NASDAQ (as reported at approximately 4:15 p.m. (New York City time) on such date for regular session trading) or on such Subsequent Market on the date nearest preceding such date, as reported by Bloomberg Information Services, Inc. (or any successor entity succeeding to its function of reporting prices), or (b) if the Common Stock is not then listed or quoted on the Nasdaq or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by Deephaven.

              (b)    "BUSINESS DAY" means any day except Saturday, Sunday and
                   any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York or California are authorized or required by law or other governmental action to close.

              (c)    "CLOSING DATE" means either of the First Closing Date or
                   Second Closing Date.

              (d)    "DEEPHAVEN" means Deephaven Private Placement Trading
                   Ltd.

              (e)    "FIRST CLOSING DATE PER SHARE PURCHASE PRICE" means the
                   lesser of (a) 85% of the average Bid Price for the 10 Trading Days immediately preceding the First Closing Date and (b) the Bid Price on the Trading Day immediately preceding the First Closing Date.

              (f)    "FIRST OFFER PER SHARE PURCHASE PRICE" means the lesser
                   of (a) $10.00 (subject to equitable adjustment in the event of any stock splits of the Common Stock and similar events prior to the date that any offer under Section 3.16(a) is accepted) and (b) 85% of the average Bid Price for the 21 Trading Days immediately following the date of the delivery by the Company of an offer, if any, under
                   Section 3.16(a).

              (g)    "FIRST SETTLEMENT DATE PER SHARE PURCHASE PRICE" means
                   the lesser of (a) 85% of the average Bid Price for the 21 Trading Days comprising the ten Trading Days immediately preceding the Closing Date, the Closing Date and the ten Trading Days immediately following the Closing Date and
                   (b) the Bid Price on the Trading Day immediately preceding the Closing Date.

              (h)    "NASDAQ" means the Nasdaq SmallCap Market.

              (i)    "PERSON" means an individual or corporation,
                   partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

              (j)    "SECOND CLOSING DATE PER SHARE PURCHASE PRICE" means the
                   lesser of (a) 85% of the average Bid Price for the 10 Trading Days immediately preceding the Second Closing Date and (b) the Bid Price on the Trading Day immediately preceding the Second Closing Date.

              (k)    "SECOND OFFER PER SHARE PURCHASE PRICE" means the lesser
                   of (a) $10.00 (subject to equitable adjustment in the event of any stock splits of the Common Stock or similar events prior to the date of any offer under Section 3.16(b) is accepted) and (b) 85% of the average Bid Price for the 21 Trading Days immediately following the date of the delivery by the Company of an offer, if any, under
                   Section 3.16(b).

              (l)    "SECOND SETTLEMENT DATE PER SHARE PURCHASE PRICE" means
                   the lesser of (a) 85% of the average Bid Price for the 21 Trading Days comprising the ten Trading Days immediately preceding the Second Settlement Date and the ten Trading Days immediately following the Second Settlement Date and
                   (b) the Bid Price on the Trading Day immediately preceding the Second Settlement Date.

              (m)    "SUBSEQUENT MARKET" shall mean any of the New York Stock
                   Exchange,American Stock Exchange, or Nasdaq National
                   Market.

              (n)    "TRADING DAY" means (a) a day on which the Common Stock
                   is traded on the NASDAQ or on the Subsequent Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock is not listed on the NASDAQ or a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board , or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); PROVIDED, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean a Business Day.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby makes the following representations and warranties to the Purchasers:

              (a)    ORGANIZATION AND QUALIFICATION. The Company is a
                   corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has no subsidiaries other than as set forth in SCHEDULE 2.1(a) (collectively, the "SUBSIDIARIES"). Each of the Subsidiaries is an entity, duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (x) adversely affect the legality, validity or enforceability of the Securities (as defined below), this Agreement, the Registration Rights Agreement, the Transfer Agent Instructions or the Warrants (collectively, the "TRANSACTION DOCUMENTS"), (y) have or result in a material adverse effect on the results of operations, assets, prospects, or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (z) adversely impair the Company's ability to perform fully on a timely basis its obligations under any of the Transaction Documents (any of (x), (y) or (z), a "MATERIAL ADVERSE EFFECT").

              (b)    AUTHORIZATION; ENFORCEMENT. The Company has the
                   requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company. Each of the Transaction Documents has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, by-laws or other organizational or charter documents.

              (c)    CAPITALIZATION. The number of authorized, issued and
                   outstanding capital stock of the Company is set forth in
                   SCHEDULE 2.1(c). Except as disclosed in SCHEDULE 2.1(c), the Company owns all of the capital stock of each Subsidiary. No shares of Common Stock are entitled to preemptive or similar rights, nor is any holder of the securities of the Company entitled to preemptive or similar rights arising out of any agreement or understanding with the Company or any Subsidiary by virtue of any of the Transaction Documents. Except as a result of the purchase and sale of the Securities (as defined below) hereunder and under the Warrants and except as disclosed in SCHEDULE 2.1(c), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Securities, will not obligate the Company to issue shares of Common Stock or other securities to any Person other than the Purchaser and will not result in a right of any holder of Company securities to adjust the exercise or conversion or reset price under such securities.

              (d)    ISSUANCE OF THE SECURITIES. The Securities are duly
                   authorized and, when issued and paid for in accordance with the terms hereof and the Warrants, shall have been duly and validly issued, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of first refusal of any kind (collectively, "LIENS"). The Company has reserved a sufficient number of duly authorized shares of Common Stock to issue all of the Shares and for issuance upon exercise in full of the Warrants. Prior to any offer of First Offered Shares and Second Offered Shares (as defined in Sections 3.16(a) and (b), respectively), the Company will reserve for issuance to Deephaven a number of shares of Common Stock equal to the number of First Offered Shares and Second Offered Shares. The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the "UNDERLYING SHARES." The Shares, the Warrants, the Underlying Shares, the Adjustment Shares (as defined in Section 3.14) the First Offered Shares and Second Offered Shares are collectively referred to herein as, the "SECURITIES."

              (e)    NO CONFLICTS. The execution, delivery and performance of
                   the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other charter documents (each as amended through the date hereof), or (ii) subject to obtaining the Required Approvals (as defined below), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and
                   (iii), as could not, individually or in the aggregate, have or result in a Material Adverse Effect. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations which, individually or in the aggregate, could not have or result in a Material Adverse Effect. The Company shall indemnify and hold harmless the Purchasers, their employees, officers, directors, agents and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any breach of this representation and warranty, as such losses, damages, costs, fees and expenses are incurred.

              (f)    FILINGS, CONSENTS AND APPROVALS. Neither the Company nor
                   any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filings required pursuant to

                   Section 3.10, (ii) the filing with the Securities and Exchange Commission (the "COMMISSION") of a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Shares and the Underlying Shares by the Purchasers (the "UNDERLYING SHARES REGISTRATION STATEMENT"), (iii) the application(s) to the NASDAQ for the listing of the Underlying Shares for trading on the NASDAQ (and with any other national securities exchange or market on which the Common Stock is then listed) in the time and manner required thereby, and (iv) applicable Blue Sky filings (collectively, the "REQUIRED APPROVALS").

              (g)    LITIGATION; PROCEEDINGS. There is no action, suit,
                   inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "ACTION") which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving (A) a claim of violation of or liability under federal or state securities laws or (B) a claim of breach of fiduciary duty; (iv) the Company does not have pending before the Commission any request for confidential treatment of information and the Company has no knowledge of any expected such request that would be made prior to the Effectiveness Date (as defined in the Registration Rights Agreement); and (v) there has not been, and to the best of the Company's knowledge there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.

              (h)    NO DEFAULT OR VIOLATION. Neither the Company nor any
                   Subsidiary (i) is in default under or in violation of (and no event has occurred which has not been waived which, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is in violation of any statute, rule or regulation of any governmental authority, in each case of clauses (i), (ii) or (iii) above, except as could not individually or in the aggregate, have or result in a Material Adverse Effect.

              (i)    PRIVATE OFFERING. Assuming the accuracy of the
                   representations and warranties of the Purchasers set forth in Sections 2.2(b)-(g), the offer, issuance and sale of the Shares, the Warrants and the Warrants Shares being issued to the Purchasers on the First Closing Date, First Settlement Date, Second Closing Date, Second Settlement Date as contemplated hereby and the issuance and sale of the Adjustment Shares are exempt from the registration requirements of the Securities Act. Neither the Company nor any Person acting on its behalf has taken or is, to the knowledge of the Company, contemplating taking any action which could subject the offering, issuance or sale of such Securities to the registration requirements of the Securities Act including soliciting any offer to buy or sell such Securities by means of any form of general solicitation or advertising.

              (j)    SEC REPORTS; FINANCIAL STATEMENTS. The Company has filed
                   all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC REPORTS" and, together with the Schedules to this Agreement, the "DISCLOSURE MATERIALS") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements to which the Company is a party or to which the property or assets of the Company are subject have been filed as exhibits to the SEC Reports as required under the Exchange Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Since January 1, 2000, except as specifically disclosed in the SEC Reports, (a) there has been no event, occurrence or development that has or that could result in a

                   Material Adverse Effect, (b) the Company has not incurred any liabilities (contingent or otherwise) other than (x) liabilities incurred in the ordinary course of business consistent with past practice and (y) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (c) the Company has not altered its method of accounting or the identity of its auditors, (d) the Company has not declared or made any payment or distribution of cash or other property to its stockholders or officers or directors (other than in compliance with existing Company stock option plans) with respect to its capital stock, or purchased, redeemed (or made any agreements to purchase or redeem) any shares of its capital stock and (e) the Company has not issued or committed to issue shares of Common Stock or securities that are convertible or exchangeable into, or give holders thereof the right to receive, shares of Common Stock.

              (k)    INVESTMENT COMPANY. The Company is not, and is not an
                   Affiliate (as defined in Rule 405 under the Securities
                   Act) of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

              (l)    CERTAIN FEES. Except for certain fees payable by the
                   Company to Jesup & Lamont Securities Corporation, no fees or commissions will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless the Purchasers, their employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees, as such losses, damages, costs, fees and expenses are incurred.

              (m)    FORM S-3 ELIGIBILITY. The Company is eligible to
                   register its Common Stock for resale under Form S-3 promulgated under the Securities Act.

              (n)    LISTING AND MAINTENANCE REQUIREMENTS. Except as set
                   forth in the SEC Reports, the Company has not, in the two years preceding the date hereof received notice (written or oral) from the NASDAQ, any stock exchange, market or trading facility on which the Common Stock is or has been listed (or on which it has been quoted) to the effect that the Company is not in compliance with the listing or maintenance requirements of such exchange, market or trading facility. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

              (o)    PATENTS AND TRADEMARKS. The Company and its Subsidiaries
                   have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and rights which are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have would have a Material Adverse Effect (collectively, the "INTELLECTUAL PROPERTY RIGHTS"). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or its Subsidiaries violates or infringes upon the rights of any Person. To the best knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

              (p)    REGISTRATION RIGHTS; RIGHTS OF PARTICIPATION. Except as
                   set forth on Schedule 6(b) to the Registration Rights Agreement, the Company has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority which has not been satisfied. Except as set forth on Schedule 6(b) to the Registration Rights Agreement, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.

              (q)    REGULATORY PERMITS. The Company and its Subsidiaries
                   possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or result in a Material Adverse Effect ("MATERIAL PERMITS"), and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

              (r)    TITLE. The Company and the Subsidiaries have good and
                   marketable title in fee simple to all real property owned by them which is material to the business of the Company and its Subsidiaries and good and marketable title in all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and its Subsidiaries are in compliance and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

              (s)    LABOR RELATIONS. No material labor problem exists or, to
                   the knowledge of the Company, is imminent with respect to any of the employees of the Company.

              (t)    SOLVENCY. Based on the financial condition of the
                   Company as of the Closing Date, (i) the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and project capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

              (u)    APPLICATION OF TAKEOVER PROTECTIONS. The Company and its
                   Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation the Company's issuance of the Securities and the Purchasers' ownership of the Securities.

              (v)    DISCLOSURE. The Company confirms that neither it nor any
                   other Person acting on its behalf has provided any of the Purchasers or its agents or counsel with any information that constitutes or might constitute material non-public information. The Company understands and confirms that the Purchasers shall be relying on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         2.2. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser hereby for itself and for no other Purchaser, represents and warrants to the Company as follows:

              (a)    ORGANIZATION; AUTHORITY. Such Purchaser, if an entity,
                   is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The purchase by such Purchaser of the Securities to be acquired by it hereunder has been duly authorized by all necessary action on the part of such Purchaser. Each of this Agreement and the Registration Rights Agreement has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms.

              (b)    INVESTMENT INTENT. Such Purchaser is acquiring the
                   Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Purchaser's right, subject to the provisions of this Agreement, the Registration Rights Agreement and the Warrants, at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold Securities for any period of time. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute the Securities.

              (c)    PURCHASER STATUS. At the time such Purchaser was offered
                   the Securities, it was, and at the date hereof it is, and at each exercise date under its respective Warrants, it will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act.

              (d)    EXPERIENCE OF SUCH PURCHASER. Such Purchaser, either
                   alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.

              (e)    ABILITY OF SUCH PURCHASER TO BEAR RISK OF INVESTMENT.
                   Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

              (f)    ACCESS TO INFORMATION. Such Purchaser acknowledges that
                   it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information contained in the Disclosure Materials. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser's right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company's representations and warranties contained in the Transaction Documents.

              (g)    GENERAL SOLICITATION. Such Purchaser is not purchasing
                   the Securities as a result of or subsequent to any advertisement, article, notice or other communication regarding such Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

              (h)    RELIANCE. Such Purchaser understands and acknowledges
                   that (i) the Shares, Warrants and Warrants Shares issuable on the First Closing Date, the First Settlement Date, the Second Closing Date, the Second Settlement Date and the Adjustment Shares are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption, depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Purchaser hereby consents to such reliance.

                  The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 2.2.

                                   ARTICLE III
                         OTHER AGREEMENTS OF THE PARTIES

         3.1. TRANSFER RESTRICTIONS. Securities may only be disposed of pursuant to an effective registration statement under the Securities Act, to the Company or pursuant to an available exemption from or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with any applicable federal and state securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or to the Company, except as otherwise set forth herein, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. Any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement and, if such transfer is of all or a portion of the Warrants held by such Purchaser, as a Holder of the Warrants (as defined therein).

    (a) The Shares, the Warrants and any Warrant Shares issued while there is not an effective Underlying Shares Registration Statement shall be issued with the following legend:

                  [NEITHER] THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE] HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

    (c)  However, Underlying Shares issued when there is an

         effective Underlying Shares Registration Statement or when such legend is not required under the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission) shall not contain the legend set forth above nor any other legend. The Company shall cause its counsel to issue the legal opinion included in the Transfer Agent Instructions to the Company's transfer agent on the date that an Underlying Shares Registration Statement is declared effective by the Commission (such date, the "EFFECTIVE DATE"). The Company agrees that following the Effective Date, it will, no later than three Trading Days following the delivery by a Purchaser to the Company of a certificate or certificates representing Shares or Underlying Shares issued with a restrictive legend, deliver to such Purchaser certificates representing such Shares or Underlying Shares which shall be free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company which enlarge the restrictions of transfer set forth in this Section.

         3.2. ACKNOWLEDGMENT OF DILUTION. The Company acknowledges that the issuance of Underlying Shares upon exercise of the Warrants will result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligation to issue Underlying Shares upon exercise of the Warrants pursuant to the terms thereof is unconditional and absolute, subject to the limitations set forth in the Warrants, regardless of the effect of any such dilution.

         3.3. FURNISHING OF INFORMATION. As long as the Purchasers own Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. As long as the Purchasers own Securities, if the Company is not required to file reports pursuant to such sections, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act such information as is required for the Purchasers to sell the Securities under Rule 144 promulgated under the Securities Act. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell Underlying Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including causing its attorneys to render and deliver any legal opinion required under such rule or by the transfer agent of the Common Stock or clearing broker for the Purchaser in order to permit a Purchaser to sell shares under Rule 144. Upon the request of any such Person, the Company shall deliver to such Person a written certification of a duly authorized officer as to whether it has complied with such requirements.

         3.4. INTEGRATION. The Company shall not, and shall use its best efforts to ensure that, no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that would be integrated with the offer or sale of the Securities for the purposes of the rules and regulations of NASDAQ.

         3.5. INCREASE IN AUTHORIZED SHARES. If on any date the Company would be, if a notice of exercise were to be delivered on such date, precluded from issuing the number of Underlying Shares issuable upon exercise in full of the Warrants due to the unavailability of a sufficient number of authorized but unissued or reserved shares of Common Stock, then the Board of Directors of the Company shall promptly prepare and mail to the stockholders of the Company proxy materials requesting authorization to amend the Company's certificate or articles of incorporation to increase the number of shares of Common Stock which the Company is authorized to issue so as to provide enough shares for issuance under the Warrants. In connection therewith, the Board of Directors shall (a) adopt proper resolutions authorizing such increase, (b) recommend to and otherwise use its best efforts to promptly and duly obtain stockholder approval to carry out such resolutions (and hold a special meeting of the stockholders no later than the earlier to occur of the 60th day after delivery of the proxy materials relating to such meeting and the 90th day after request by a holder of Warrants to issue the number of Underlying Shares in accordance with the terms hereof) and (c) within five Business Days of obtaining such stockholder authorization, file an appropriate amendment to the Company's certificate or articles of incorporation to evidence such increase.

         3.6. RESERVATION AND LISTING OF UNDERLYING SHARES. (a) The Company shall take such steps as may be required to cause the listing of the Shares, Warrant Shares, Adjustment Shares, if any, First Offered Shares, if any, and Second Offered Shares (if any) on the NASDAQ and such other exchange, market or quotation facility on which the Common Stock is traded.

    (b) The Company shall maintain a reserve of shares of Common Stock for issuance upon exercise in full of the Warrants in accordance with this Agreement and the Warrants, respectively, in such amount as may be required to fulfill its obligations in full under the Warrants.

         3.7. USE OF PROCEEDS. The Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and not for the satisfaction of any portion of the Company's debt (other than payment of trade payables in the ordinary course of the Company's business and prior practices), to redeem any Company equity or equity-equivalent securities or to settle any outstanding litigation.

         3.8. EXERCISE OBLIGATIONS. The Company shall honor exercises of the Warrants and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Warrants.

         3.9. SUBSEQUENT FINANCINGS; LIMITATION ON REGISTRATION. (a) Prior to the 270th day after the Second Closing Date, other than to Deephaven or an Affiliate thereof, the Company shall not offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or any equity or equity equivalent securities (including any equity, debt or other instrument that is at any time over the life thereof convertible into or exchangeable for Common Stock), and the Company will cause its Subsidiaries not to offer, sell or issue during such period any of such Subsidiary's securities which provide the holder thereof the right to receive any Common Stock (collectively, "COMMON STOCK EQUIVALENTS"), unless otherwise agreed to in writing by the Company and Deephaven. In furtherance of this restriction, other than to Deephaven or an Affiliate thereof, prior to the 270th day following the Second Closing Date, the Company may not enter into any equity line or similar financing arrangement or issue or agree to issue any shares of its Common Stock or any Common Stock Equivalents pursuant to any equity line or similar type of financing, unless otherwise agreed to in writing by the Company and Deephaven.

    (b) From the date of this Agreement through the 180th day following the Effective Date, other than to Deephaven or an Affiliate thereof, the Company shall not directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant of any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, unless (A) the Company delivers to Deephaven a written notice (the "SUBSEQUENT PLACEMENT NOTICE") of its intention to effect such Subsequent Placement, which Subsequent Placement Notice shall describe in reasonable detail the proposed terms of such Subsequent Placement, the amount of proceeds intended to be raised thereunder, the Person with whom such Subsequent Placement shall be effected, and attached to which shall Placement Trading Ltd. shall not have notified the Company by 6:30 p.m. (New York City time) on the fifth Trading Day after its receipt of the Subsequent Placement
         Notice of its willingness to provide (or to cause its sole designee to provide), subject to completion of mutually acceptable documentation, financing to the Company on the same terms set forth in the Subsequent Placement Notice. If Deephaven shall fail to notify the Company of its intention to enter into such negotiations within such time period, the Company may effect the Subsequent Placement substantially upon the terms and to the Persons (or Affiliates of such Persons) set forth in the Subsequent Placement Notice; PROVIDED, that the Company shall provide Deephaven with a second Subsequent Placement Notice, and Deephaven shall again have the right of first refusal set forth above in this paragraph (b), if the Subsequent Placement subject to the initial Subsequent Placement Notice shall not have been consummated for any reason on the terms set forth in such Subsequent Placement Notice within 40 Trading Days after the date of the initial Subsequent Placement Notice with the Person (or an Affiliate of such Person) identified in the Subsequent Placement Notice.

    (c) Except to register (x) the Registrable Securities (as defined in the Registration Rights Agreement), (y) securities of the Company permitted pursuant to Section 6(c) of the Registration Rights Agreement to be registered in the Underlying Shares Registration Statement, and (z) Common Stock permitted to be issued pursuant to
         Section 3.9(e), the Company may not until the 180th day after the Effective Date file a registration statement to register any of its securities.

    (d) The restrictive periods set forth in Sections 3.9 (a)-(c) shall be extended for the number of days during such periods (A) in which trading in the Common Stock is suspended by any securities exchange or market or quotation system on which the Common Stock is then listed, or (B) following the Effective Date that the Registration Statement is not effective, or (C) following the Effective Date, that the prospectus included in the Registration Statement may not be used by the holders thereof for the resale of Registrable Securities.

    (e) The restrictions contained in Section 3.9 (a)-(c) shall not apply to (i) the granting of options or warrants to employees, officers and directors of the Company, and the issuance of Common Stock upon exercise of such options or warrants granted under any stock option plan heretofore or hereinafter duly adopted by the Company and (ii) shares of Common Stock issuable upon exercise of any currently outstanding warrants and other outstanding convertible securities of the Company, in each case as and to the extent disclosed in SCHEDULE 2.1(c) (but not as to any amendments or modifications of the terms of such securities after the date of this Agreement, including "back-dated" agreements).

         3.10. CERTAIN SECURITIES LAWS DISCLOSURES; PUBLICITY. The Company shall: (i) on the Second Settlement Date issue a press release acceptable to the Purchasers disclosing the transactions contemplated hereby, (ii) file with the Commission a Report on Form 8-K disclosing the transactions contemplated hereby in the time and manner required under the Exchange Act, and (iii) timely file with the Commission a Form D promulgated under the Securities Act. The Company shall, no less than two Business Days prior to the filing of any disclosure required by clauses (ii) and (iii) above, provide a copy thereof to the Purchasers for their review. The Company and the Purchasers shall consult with each other in issuing any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, except if such disclosure is required by law or stock market regulation, in which such case the disclosing party shall promptly provide the other party with prior notice of such public statement, filing or other communication. In the event that there is any offer and sale of First Offered Shares or Second Offered Shares, the Company shall, by the third Trading Day following each such sale, prepare and file with the Commission, a supplement to the applicable registration statement under which such shares are offered to disclose any such offer and sale.

         3.11. REIMBURSEMENT. If any Purchaser becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person, including stockholders of the Company, solely as a result of acquiring the Securities under this Agreement, the Company will reimburse such Purchaser for its reasonable legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of the Purchasers who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Purchasers and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Purchasers and any such Affiliate and any such Person. The Company also agrees that neither the Purchasers nor any such Affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company solely as a result of acquiring the Securities under this Agreement.

         3.12. SHAREHOLDER RIGHTS PLAN. No claim will be made or enforced by the Company or any other Person that any Purchaser is an "Acquiring Person" under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities or shares of Common Stock under the Transaction Documents.

         3.13. DISCLOSURE OF MATERIAL NON-PUBLIC INFORMATION. The Company shall not and shall cause each of its Affiliates and other Persons acting on behalf of the Company not to divulge to any Purchaser any information that it believes to be material non-public information unless such Purchaser has agreed in writing to receive such information. The Company agrees to comply with Regulation FD, promulgated under the Exchange Act.

         3.14. ADJUSTMENT TO PURCHASE PRICE UPON ISSUANCE OF COMMON STOCK OR EQUIVALENTS. If prior to the 180th Trading Day following the Second Closing Date, (a) the Company shall issue or agree to issue shares of Common Stock at a price (i) with respect to the Shares issued on the First Closing Date, below the First Closing Date Per Share Purchase Price, (ii) with respect to the Shares issued on the First Settlement Date, below the First Settlement Date Per Share Purchase Price, (iii) with respect to the Shares issued on the Second Closing Date, below the Second Closing Date Per Share Purchase Price, or (iv) with respect to the Shares issued on the Second Settlement Date, below the Second Settlement Date Per Share Purchase Price, or
               (b) the Company shall issue any Common Stock Equivalents or shall enter an agreement to issue Common Stock Equivalents, that entitle any Person to acquire shares of Common Stock at a price per share less than (i) with respect to the Shares issued on the First Closing Date, below the First Closing Date Per Share Purchase Price, (iii) with respect to the Shares issued on the First Settlement Date, below the First Settlement Date Per Share Purchase Price or (iv) with respect to the Shares issued on the Second Closing Date, below the Second Closing Date Per Share Purchase Price, (ii) with respect to the Shares issued on the Second Settlement Date, below the Second Settlement Date Per Share Purchase Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the applicable Per Share Purchase Price, such issuance shall be deemed to have occurred for less than the applicable Per Share Purchase Price), then the applicable Per Share Purchase Price shall be deemed adjusted to equal the price at which the triggering shares of Common Stock or Common Stock Equivalents were deemed issued under this Section and the Company shall, within two Trading Days of the date of such issuance or agreement to issue Common Stock or Common Stock Equivalents, issue and deliver to each Purchaser a number of shares of Common Stock (such shares, the "ADJUSTMENT SHARES") equal to (1) the number of Shares that would have been issued to such Purchaser on the First Closing Date, Second Closing Date, First Settlement Date or Second Settlement Date (as the case may be) at the lower per share purchase price at which the triggering shares of Common Stock or Common Stock Equivalents were deemed issued under this Section minus (2) the number of Shares actually issued to such Purchaser on the First Closing Date, Second Closing Date, First Settlement Date or Second Settlement Date (as the case may be). The Company shall notify the Purchasers in writing of its issuance of any such Common Stock Equivalents by the end of the day on which the Common Stock or Common Stock Equivalents first issued. The adjustment set forth in this Section shall occur on the date of the issuance of the Common Stock Equivalent at issue, and the Purchasers shall not have to await the conversion, exchange or other adjustment or resetting provision applicable to such Common Stock Equivalent. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. If the Company has an effective primary shelf registration statement covering shares of its Common Stock at the time of issuance of any Adjustment Shares, then such issuance shall be made under such registration statement and shall, notwithstanding anything to the contrary set forth herein, be made free of all restrictive legends. If no such registration statement is then effective, the Adjustment Shares shall be entitled to full piggy-back registration rights on all future or then pending Company registration statements, PROVIDED, THAT, in the event that any Adjustment Shares are not included within a registration statement filed by the Company by the 60th day following the issuance of such Adjustment Shares, then the Company shall undertake to file a registration statement covering the resale by the Purchasers (or their transferees) of such Adjustment Shares by the 20th day following such 60th day period, such registration statement shall be treated as a "Registration Statement" under the Registration Rights Agreement and the Purchasers and the Company shall be accorded the obligations and rights under such Agreement with respect to such registration statement. This paragraph shall not apply with respect to (i) the granting of options or warrants to employees, officers, directors and consultants of the Company, and the issuance of Common Stock upon exercise of such options or warrants granted under any stock option plan heretofore or hereinafter duly adopted by the Company, (ii) a Strategic Transaction (as defined below), (iii) the issuance of shares of Common Stock pursuant to a bone fide underwritten public offering (which public offering shall have an aggregate offering price of not less than twenty million dollars) of the Common Stock (it being understood that equity line transactions, including any on- going warrant financing, or any similar arrangements shall not constitute a bonafide underwritten offering of the Common Stock for the purposes hereof). A "STRATEGIC TRANSACTION" shall mean a transaction or relationship in which the Company issues shares of Common Stock to a Person which is, itself or through its subsidiaries, an operating company in a business related to the business of the Company and in which the Company receives material benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

         3.15. CERTAIN TRADING RESTRICTIONS. Each Purchaser agrees that it will not enter into any Short Sales (as hereinafter defined) while it still holds Shares issued to it on a Closing Date or a Settlement Date. For purposes of this Section, a "Short Sale" by a Purchaser shall mean a sale of Common Stock by such Purchaser that is marked as a short sale and that is made at a time when there is no equivalent offsetting long position in Common Stock held by such Purchaser. For purposes of determining whether there is an equivalent offsetting long position in Common Stock held by a Purchaser, Underlying Shares that may be acquired under Warrants held by such Purchaser shall be deemed to be held long by such Purchaser.

         3.16. SUBSEQUENT OFFERS TO ACQUIRE COMMON STOCK. (a) The Company agrees that on the later of (i) the 20th Trading Day following the date, if any, that there has been declared effective by the Commission a primary shelf registration statement of the Company covering shares of Common Stock and (ii) the 20th Trading Day following the Effective Date, it shall deliver to Deephaven an offer to buy shares of Common Stock under such registration statement (the "FIRST OFFERED SHARES") at an aggregate purchase price equal to $2,000,000. The offer to acquire First Offered Shares may be accepted by Deephaven by delivery to the Company of a written acceptance by the fifth Trading Day following the receipt of such offer. The number of First Offered Shares that would be so offered shall equal $2,000,000 divided by the First Offer Per Share Purchase Price. If such offer is timely accepted by Deephaven, then on the 22nd Trading Day following the date of such offer, the Company shall issue and deliver to Deephaven (A) the First Offered Shares, free of all restrictive legends, and (B) a Warrant, in the form of EXHIBIT C except that Underlying Shares thereunder shall never be issued with any restrictive legend), registered in the name of Deephaven, pursuant to which Deephaven shall have the right to acquire upon the terms and at an Exercise Price equal to 125% of the First Offer Per Share Purchase Price a number of shares of Common Stock equal to the quotient obtained by dividing (x) $600,000 by (y) the First Offer Per Share Purchase Price; and Deephaven shall deliver to the Company $2,000,000 by wire transfer of immediately available funds to an account designated for such purpose by the Company. In the event that the First Offer Purchase Price is equal to or less than $7.00 (as adjusted equitably to reflect any stock splits of the Common Stock prior to the closing of the issue and sale of the First Offered Shares) then, notwithstanding its acceptance of the offer, Deephaven shall not be obligated to acquire any First Offered Shares. The purchase price for any First Offered Shares shall be subject to adjustment and a subsequent issuance obligation by the Company that mirrors the adjustment and issuance obligations under Section 3.14 with respect to Shares, except that the applicable comparison price shall be the First Offer Per Share Purchase Price.

    (b) The Company agrees that if (i) at least 120 days shall have elapsed from the Second Settlement Date, (ii) a primary shelf registration statement of the Company covering shares of Common Stock is then effective,(iii) the closing sales price of the Common Stock as reported by NASDAQ on the exceeds the Second Settlement Date Per Share Purchase Price, and (iv) the Effective Date shall have occurred at least 20 Trading Days prior to such date of determination then the Company shall, on the day following the date, if any, that the conditions set forth in clauses (i) - (iv) have been satisfied, deliver to Deephaven an offer to buy additional shares of Common Stock under such registration statement (the "SECOND OFFERED SHARES") at an aggregate purchase price equal to $4,000,000. The offer to acquire Second Offered Shares may be accepted by Deephaven by delivery to the Company of a written acceptance by the fifth Trading Day following the receipt of such offer. The number of Second Offered Shares that would be so offered shall equal $4,000,000 divided by the Second Offer Per Share Purchase Price. If such offer is timely accepted by Deephaven, then on the 22nd Trading Day following the date of such offer, the Company shall issue and deliver to Deephaven (A) the Second Offered Shares, free of all restrictive legends, and (B) a Warrant, in the form of EXHIBIT C except that Underlying Shares thereunder shall never be issued with any restrictive legend), registered in the name of Deephaven, pursuant to which Deephaven shall have the right to acquire upon the terms and at an Exercise Price equal to 125% of the Second Offer Per Share Purchase Price a number of shares of Common Stock equal to the quotient obtained by dividing (x) $1,200,000 by
         (y) the Second Offer Per Share Purchase Price; and Deephaven shall deliver to the Company $4,000,000 by wire transfer of immediately available funds to an account designated for such purpose by the Company. In the event that the Second Offer Purchase Price is equal to or less than $7.00 (as adjusted equitably to reflect any stock splits of the Common Stock prior to the closing of the issue and sale of the Second Offered Shares) then, notwithstanding its acceptance of the offer, Deephaven shall not be obligated to acquire any Second Offered Shares. The purchase price for any Second Offered Shares shall be subject to adjustment and a subsequent issuance obligation by the Company that mirrors the adjustment and issuance obligations described under Section 3.14 with respect to Shares, except that the applicable comparison price shall be the Second Offer Per Share Purchase Price.

         3.17. PUT EVENT. Upon the occurrence of any of the following events (each, an "EVENT"), a Purchaser may provide the Company with a notice (an "EVENT NOTICE ") requiring the Company to reacquire all or a portion of the Shares, First Offered Shares or Second Offered Shares (if any) which such Purchaser acquired hereunder and then still holds at a put price ("PUT PRICE") per share equal to the greater of (i) the purchase price per share paid by the Purchaser for such shares and (ii) the closing sales price per share for such shares on the date of the Event Notice or date of the payment in full of the Put Price, whichever is greatest (if there is no closing sales price on such date, then the last closing sales price reported for the Common Stock shall de the closing sales price calculated for such purpose):

    (a) immediately prior to an assignment by the Company for the benefit of creditors or commencement of a voluntary case under Title 11 of the United States Code, or an entering into of an order for relief in an involuntary case under Title 11 of the United States Code, or adoption by the Company of a plan of liquidation or dissolution;

    (b) the Common Stock fails to be listed or quoted for trading on the NASDAQ for a period of three Trading Days (which need not be consecutive Trading Days) or the Company shall enter into an agreement to sell all or substantially all of its assets or shall enter into an agreement to merge or combine the Company with or into another entity in which transaction the Company will not be the surviving entity;

    (c) after the Effective Date, a holder of Registrable Securities is not permitted to sell Registrable Securities under the Underlying Shares Registration Statement for any reason for fifteen Trading Days (whether or not consecutive) and;

    (d) the Effective Date does not occur on or prior to the 180th day following the Closing Date.

             The Company shall pay the Put Price by the fifth Trading Day following the date of the delivery of the Event Notice. Interest shall accrue on the aggregate Put Price from the date such amount is due until paid in full at the rate of 15% per annum (or such lesser maximum amount that is permitted to be paid by applicable law), to accrue daily from the date such payment is due hereunder through and including the date of payment. Any Event Notice may be rescinded by the delivering Purchaser at any time prior to its receipt of the full Put Price.

                                   ARTICLE IV
                                  MISCELLANEOUS

         4.1. FEES AND EXPENSES. On the First Closing Date, the Company shall reimburse the Purchasers for their legal fees and expenses incurred in connection with the preparation and negotiation of the Transaction Documents by paying to Robinson Silverman $25,000 (less $5,000 delivered previously to Robinson Silverman) for the preparation and negotiation of the Transaction Documents and $1,500 at the closing, if any, of the issuance and sale of First and Second Offered Shares. The amount contemplated by the immediately preceding sentence shall be retained by the Purchasers and shall not be delivered to the Company on the First Closing Date. Other than the amount contemplated herein and except as otherwise set forth in the Registration Rights Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Securities.

         4.2. ENTIRE AGREEMENT; AMENDMENTS. The Transaction Documents, together with the Exhibits and Schedules thereto and Transfer Agent Instructions, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

         4.3. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

         If to the Company:                      NetSol International, Inc.
                                                 24025 Park Sorrento, Suite 220
                                                 Calabasas, California 91302
                                                 Facsimile No.: (818) 222-9197
                                                 Telephone No.: (818) 222-9195
                                                 Attn:  Chief Financial Officer

         With a copy to:                         Riordan & McKenzie
                                                 600 Anton Blvd., 18th Floor
                                                 Costa Mesa, California 92626
                                                 Facsimile No.: (714) 433-2716
                                                 Attn: Michael P. Whalen, Esq.

         If to a Purchaser:                      To the address set forth under
                                                 such Purchaser's name on the
                                                 signature pages hereto

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

         4.4. AMENDMENTS; WAIVERS. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each of the Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought, except that Sections 3.9, 3.14, 3.15 and 3.16 may be amended in a writing signed by each of Deephaven Private Placement Trading Ltd. and the Company. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         4.5. HEADINGS. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         4.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. Except as set forth in Section 3.1(a), the Purchasers may not assign this Agreement or any of the rights or obligations hereunder without the consent of the Company. This provision shall not limit any Purchaser's right to transfer securities or transfer or assign rights under the Registration Rights Agreement.

         4.7. NO THIRD-PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

         4.8. GOVERNING LAW. The corporate laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and its stockholders. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its' attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

         4.9. SURVIVAL. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery and exercise of the Warrants.

         4.10. EXECUTION. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

         4.11. SEVERABILITY. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

         4.12. REMEDIES. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

         4.13. INDEPENDENT NATURE OF PURCHASERS' OBLIGATIONS AND RIGHTS. The obligations of each Purchaser under any Transaction Document is several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by the Transaction Document. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

         4.14. No Purchaser may become a party to this Agreement or acquire Shares or Warrants without the prior consent of Deephaven.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                         SIGNATURE PAGES FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.


                                   NETSOL INTERNATIONAL, INC.

                                   By: /s/ Salim Ghauri
                                      -------------------------------------
                                      Name: Salim Ghauri
                                      Title: CEO







                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                      SIGNATURE PAGE FOR PURCHASER FOLLOWS]

                            DEEPHAVEN PRIVATE PLACEMENT TRADING LTD.


                            By: /s/ Bruce Lieberman
                               -------------------------------------
                               Name: Bruce Lieberman
                               Title: Director Private Placement Trading

                            Purchase Price:                 $2,000,000

                            Address for Notice:

                            Address for Notice:
                            Deephaven Private Placement Trading Ltd.
                            c/o Deephaven Capital Management LLC
                            130 Cheshire Lane
                            Minnetonka, MN 55305
                            Facsimile No.: (952) 249-5320
                            Attn: Bruce Lieberman


         With a copy to:    Robinson Silverman Pearce Aronsohn & Berman LLP
                            1290 Avenue of the Americas
                            New York, NY  10104
                            Facsimile No.:  (212) 541-4630 and (212) 541-1432
                            Attn:  Eric L. Cohen, Esq.